EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 1, 2007, relating to the consolidated financial statements of The PNC Financial Services Group, Inc., and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of The PNC Financial Services Group, Inc. for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania

May 23, 2007